Execution Version

CONFIDENTIAL
October 3, 2017

Thermon Industries, Inc.
100 Thermon Drive
San Marcos, Texas
Attention: Jay Peterson
Project Logan
Commitment Letter
Ladies and Gentlemen:
You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, “we” or “us”) that Thermon Industries, Inc. (the “Borrower” or “you”) intends to acquire (the “Acquisition”) CCI Thermal Technologies Inc. (the “Target”) and consummate the other transactions described on Exhibit A hereto (the “Transaction Description”). Capitalized terms used but not defined in this commitment letter (this “Commitment Letter”) will have the meanings assigned to them in the Term Sheets (as defined below).
1.     Commitments and Engagements.
In connection with the Transactions, you have advised us that you wish us to provide a senior secured term loan “B” facility in an aggregate amount of $250 million (the “Term Facility”) and a senior secured revolving credit facility in an aggregate amount of $60 million (the “Revolving Facility”; and together with the Term Facility, the “Facilities”), in each case on the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Facilities Term Sheet”).
In connection with the Transactions, JPMorgan is pleased to advise you of JPMorgan’s commitment to provide 100% of the principal amount of the Facilities subject only to the satisfaction of the conditions set forth in (a) the section entitled “Conditions Precedent to Initial Borrowings” in the Facilities Term Sheet, (b) the section entitled “Conditions Precedent to All Borrowings” in the Facilities Term Sheet and (c) the Summary of Additional Conditions Precedent attached hereto as Exhibit C (the “Conditions Exhibit”; and together with the Transaction Description and the Facilities Term Sheet, the “Term Sheets”).
2.     Titles and Roles.
You hereby appoint JPMorgan to act, and JPMorgan hereby agrees to act as lead left arranger and lead left bookrunner for the Facilities (JPMorgan in such capacities, the “Lead Arranger”), upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheets; provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. You also hereby appoint JPMorgan to act, and JPMorgan hereby agrees to act, as sole and exclusive administrative agent for the Facilities upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheets (JPMorgan, in such capacities, the “Administrative Agent”); provided that you agree that JPMorgan may perform such responsibilities (or any portion thereof) through its affiliate, JPMorgan Chase Bank, N.A., Toronto Branch. JPMorgan, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.

It is understood and agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, managers, co-managers, bookrunners or co-bookrunners will be appointed and no other titles will be awarded in connection with the Facilities and (b) no compensation (other than as expressly contemplated by the Term Sheets or the Fee Letters referred to below) will be paid in connection with the Facilities, in each case unless you and we so agree in writing; provided, however, that, within 10 business days after the date hereof, you may appoint one financial institution reasonably satisfactory to JPMorgan as a lead arranger for the Facilities and award such financial institution additional agent, co-agent or joint bookrunner titles in a manner and with economics determined by you (it being understood that, to the extent you appoint any additional agent, co-agent or joint bookrunner in respect of the Facilities, such financial institution or one or more of its affiliates shall commit to providing a percentage of the aggregate principal amount of each of the Facilities (which commitment shall be ratable among the Term Facility and the Revolving Facility) at least commensurate with the economics and fees awarded to such financial institution or its affiliates, as applicable, and the commitment and economics of JPMorgan hereunder and under the Fee Letters in respect of the Facilities will be reduced by the amount of the commitments and economics of such appointed entity or its affiliates, as applicable, with respect to the Facilities upon the execution by such financial institution or such affiliate, as applicable, of customary joinder documentation); provided further, however, that in no event will JPMorgan’s commitment in respect of each of the Term Facility and the Revolving Facility be less than 50% of the aggregate principal amount of the Term Facility and the Revolving Facility, respectively. It is further agreed that JPMorgan will have “left” placement on and will appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Facilities, and JPMorgan will perform the roles and responsibilities conventionally understood to be associated with such “left” placement.
3.    Syndication.
The Lead Arranger reserves the right, prior to or after the execution of definitive documentation for the Facilities (the “Facilities Documentation”), to syndicate all or a portion of its commitments hereunder in respect of each of the Facilities to one or more financial institutions reasonably satisfactory to you that will become parties to such definitive documentation pursuant to syndications to be managed by the Lead Arranger (the financial institutions becoming parties to such definitive documentation being collectively referred to herein as the “Lenders”); provided that (a) we agree not to syndicate or participate out our commitments to (i) competitors of you, the Target and your and its respective subsidiaries that have been specified to us by you in writing from time to time and (ii) in the case of clause (i), any of their affiliates that are (A) identified by you in writing from time to time (other than any such affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an affiliate of an operating company so long as such affiliate is a bona fide debt fund) or (B) clearly identifiable solely on the basis of the similarity of such affiliates’ name with an entity specified pursuant to clause (i) (clauses (i) and (ii), “Disqualified Lenders”); provided that (x) in no event shall any designation of a Disqualified Lender retroactively disqualify any person who has already become a Lender or participant or entered into a trade to become a Lender or participant and (y) additions to the Disqualified Lender list shall not become effective until three business days after disclosure of such additions to us, and (b) notwithstanding the Lead Arranger’s right to syndicate each of the Facilities and receive commitments with respect thereto, other than with respect to the commitments of any additional agent, co-agent or joint bookrunner appointed in accordance with the immediately preceding paragraph, (i) JPMorgan shall not be relieved, released or novated from its obligations hereunder in respect of the Facilities (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitment in respect thereof, until after the initial funding under the Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of JPMorgan’s commitments in respect of the Facilities until after the initial funding under the Facilities on

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the Closing Date has occurred and (iii) unless you otherwise agree in writing, JPMorgan shall retain exclusive control over all of its rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the initial funding under the Facilities on the Closing Date has occurred. You understand that each of the Facilities may be separately syndicated.
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that JPMorgan’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arranger may decide to commence syndication efforts promptly, and you agree, until the earlier of (x) the date upon which a Successful Syndication (as defined in the Arranger Fee Letter (as defined below)) is achieved and (y) the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”), to use commercially reasonable efforts to actively assist (and, to the extent not in contravention of the Purchase Agreement, to use your commercially reasonable efforts to cause the Target to actively assist) the Lead Arranger to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (b) direct contact during the syndication efforts between your senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand (and, to the extent not in contravention of the Purchase Agreement, using your commercially reasonable efforts to ensure such contact between senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and in a manner mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Target to assist to the extent not in contravention of the Purchase Agreement) in the preparation of a Confidential Information Memorandum for each of the Facilities and other customary marketing materials to be used in connection with the syndications in a form customarily delivered in connection with senior secured credit facilities (collectively, the “Information Materials”), (d) the hosting, with the Lead Arranger, of one or more meetings of or telephone conference calls with prospective Lenders at times and locations to be mutually agreed upon, (e) your using commercially reasonable efforts to procure as soon as reasonably practicable, at your expense, ratings for the Term Facility from each of Standard & Poor’s Financial Services LLC (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating in respect of Thermon Holding Corp. (“Holdings”) after giving effect to the Transactions from each of S&P and Moody’s, respectively, and (f) prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities of you or your subsidiaries being issued, offered, placed or arranged (other than the Facilities, any indebtedness of the Target or its subsidiaries permitted to be incurred or issued pursuant to the Purchase Agreement and the indebtedness of the Borrowers and their subsidiaries under the revolving portion of the Existing Credit Agreement) without the consent of the Lead Arranger if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndications of the Facilities (it being understood and agreed that the Holdings’, Target’s and their respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings shall be permitted). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Target or your or its respective affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the compliance with the foregoing

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provisions of this paragraph or any syndications of the Facilities (including the obtaining of the ratings referenced above) shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
It is understood and agreed that the Lead Arranger will, after consultation with and in a manner reasonably acceptable to you, manage all aspects of the syndications, including but not limited to selection of Lenders (which Lenders shall be reasonably satisfactory to you and shall exclude the Disqualified Lenders), the determination of when the Lead Arranger will approach potential Lenders and the time of acceptance of the Lenders’ commitments (subject to your consent rights set forth in the first paragraph of Section 3 hereof and excluding Disqualified Lenders) and the final allocations of the commitments among the Lenders. You hereby acknowledge that the Lead Arranger will have no responsibility other than to arrange the syndications as set forth herein, the Lead Arranger is acting solely in the capacity of an arm’s-length contractual counterparty to the Borrowers with respect to the arrangement of the Facilities (including in connection with determining the terms of the Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrowers or any other person.
You agree that you will not assert any claim against JPMorgan based on an alleged breach of fiduciary duty by JPMorgan in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, you acknowledge and agree that JPMorgan is not advising you as to any legal, tax, investment, accounting, regulatory or other matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to you with respect thereto. Any review by JPMorgan of the Holdings, the Borrowers, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and shall not be on your behalf.
To assist the Lead Arranger in its syndication efforts, you agree to promptly prepare and provide to the Lead Arranger (and use commercially reasonable efforts to cause, to the extent not in contravention of the Purchase Agreement, the Target to prepare and provide) all information with respect to you, the Target and your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including financial information as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndications of the Facilities and (i) customary pro forma financial statements of Holdings and its subsidiaries after giving effect to the Transactions and (ii) customary forecasts of financial statements of Holdings and its subsidiaries for each year commencing with the first fiscal year following the Closing Date for the term of the Facilities (clauses (i) and (ii), collectively, the “Projections”). At the request of the Lead Arranger, you agree to assist the Lead Arranger in preparing an additional version of the Information Materials (the “Public Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of the United States Federal or State or applicable foreign securities laws) with respect to you, the Target, your and its respective affiliates and any of your or its respective securities (such material non-public information, “MNPI”) and who may be engaged in investment and other market-related activities with respect to your, the Target’s or your and its respective affiliates’ securities or loans. Before distribution of any Information Materials, (a) you agree to execute and deliver to the Lead Arranger (i) a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate customary letter in which you authorize distribution of the Public Side Version to Public-Siders and represent that no MNPI is contained therein, provided that in each case such letter shall exculpate you, the Target, your and its respective affiliates with respect to any liability related to the mis-use of the Information Materials or related offering and marketing materials by the recipients thereof and us and our respective affiliates with respect to any liability

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related to the use or mis-use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof and (b) you agree to identify that portion of the Information Materials that may be distributed to Public-Siders as not containing MNPI, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and you agree that, by marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Lead Arranger and the prospective Lenders to treat such Information Materials as not containing MNPI (it being understood that you shall not be under any obligation to mark the Information Materials as “PUBLIC”)). You acknowledge that the Lead Arranger will make available the Information Materials on a confidential basis to the proposed syndicate of Lenders by posting such information on Intralinks, Debt X or SyndTrack Online or by similar electronic means. You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arranger within a reasonable time after receipt of such materials for review that such materials should only be distributed to Private-Siders: (1) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (2) the Term Sheets and notification of changes in terms and conditions of any Facility and (3) drafts and final versions of the Facilities Documentation. If you so advise the Lead Arranger that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. You acknowledge that the Lead Arranger’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the third preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Facilities has been completed upon the making of allocations by the Lead Arranger freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and any other party hereto.
Solely for the purposes described in this paragraph, you hereby authorize JPMorgan to download copies of your trademark logos from its website and post copies thereof on the IntraLinks site or similar workspace established by the Lead Arranger to syndicate the Facilities and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld) that we may place after the closing of the Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing our services to the Borrowers hereunder.

4.     Information.
You hereby represent and warrant (with respect to any information or data relating to the Target, the following representations and warranties shall be made solely to your knowledge) that (a) all written information and written data other than the Projections and other forward-looking information and other than information of a general economic or industry specific nature (such information and data, the “Information”) that has been or will be made available to JPMorgan by or on behalf of you or your subsidiaries, or any of your representatives or affiliates, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto from time to time) and (b) the Projections that have been or will be made available to JPMorgan by or on behalf of you or your subsidiaries, or any of your representatives or affiliates, have been and will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made (it being understood that (i) the Projections are as to future events and are not to be viewed as facts or a guarantee of performance or achievement of any particular results, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are

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beyond your control, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time from and including the date hereof until the later of the Closing Date and the Syndication Date you become aware that the representation and warranty made by you with respect to the Information and Projections contained in the immediately preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or with respect to Information and Projections relating to the Target, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representation and warranty would be correct, in all material respects, under those circumstances. In arranging the Facilities, including the syndications of the Facilities, JPMorgan (A) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (B) does not assume responsibility for the accuracy or completeness of the Information or the Projections.
5.    Fees.
As consideration for JPMorgan’s commitments and agreements hereunder, you agree to pay to JPMorgan the fees as set forth in (i) the Arranger Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Arranger Fee Letter”) and (ii) the Administrative Agent Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Administrative Agent Fee Letter”; and together with the Arranger Fee Letter, the “Fee Letters”), in each case if and to the extent due and payable. Once paid, except as expressly provided in the Fee Letters or as otherwise agreed in writing, such fees shall not be refundable under any circumstances.
6.     Conditions Precedent.
JPMorgan’s commitment hereunder to fund the Facilities on the Closing Date and the agreement of JPMorgan to perform the services described herein are subject solely to the conditions set forth in (a) the section entitled “Conditions Precedent to Initial Borrowings” in the Facilities Term Sheet, (b) the section entitled “Conditions Precedent to All Borrowings” in the Facilities Term Sheet and (c) the Conditions Exhibit, and upon satisfaction (or waiver by JPMorgan) of such conditions, the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters or the Facilities Documentation.
Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations and warranties made by the Target with respect to the Target and/or its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Purchase Agreement (the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) made by you in the Facilities Documentation and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions described in the immediately preceding paragraph are satisfied or waived by JPMorgan (it being understood

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that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the creation of and perfection (including by delivery of stock or other equity certificates, if any) of security interests (i) in the equity interests in the US Borrower, the Canadian Borrower or any of your material domestic subsidiaries (to the extent constituting Collateral under the Facilities Term Sheet and other than in respect of the subsidiaries of the Target, which shall be delivered to the extent made available by the Target on the Closing Date) and (ii) in other assets located in the United States or Canada with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or Personal Property Security Act or by the filing of such other registration or recording evidencing a lien under other applicable personal property security legislation) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date, but instead shall be required to be provided or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the US Borrower acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of you relating to the Loan Parties set forth in the Facilities Documentation relating to organization and powers; authorization, due execution and delivery and enforceability, in each case, relating solely to the entering into and performance of the Facilities Documentation; no conflicts between the Facilities Documentation and your organizational documents immediately after giving effect to the Transactions; Patriot Act, OFAC, FCPA Special Economic Measures Act (Canada), Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with Annex I to the Conditions Exhibit) of you and your subsidiaries on a consolidated basis; the Investment Company Act of 1940; Federal Reserve margin regulations; and subject to the limitations in the immediately preceding sentence, creation, perfection and priority (subject to permitted liens) of security interests and hypothecs (if applicable) in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.
7.    Indemnification; Expenses.
By executing this Commitment Letter, you agree (a) to indemnify and hold harmless JPMorgan, its affiliates and each of their respective Related Parties (as defined below) (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such indemnified person may become subject to the extent arising out of or in connection with this Commitment Letter, the Term Sheets, the Fee Letters, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such indemnified person is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, solely in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one additional counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person) and other reasonable and documented out-of-pocket fees and expenses, in each case incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found in a final and non-appealable judgment of a

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court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s Controlled Related Parties (as defined below), (ii) result from a claim brought by you or any of your subsidiaries against such indemnified person or any of such indemnified person’s Controlled Related Parties for material breach of any of its or their respective obligations hereunder if you or such subsidiary has obtained a final and non-appealable judgment in your or its favor on such claim as determined by a court of competent jurisdiction or (iii) result from a proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Facilities), and (b) to reimburse JPMorgan upon presentation of a summary statement for all reasonable and documented out-of-pocket expenses (including but not limited to the reasonable and documented expenses of JPMorgan’s due diligence investigation, consultants’ fees and expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel (such charges and disbursements limited to one firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction)) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letters, the Facilities Documentation and any guarantees and security documentation in connection therewith. As used herein, “Controlled Related Party” means, with respect to any person or entity, (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of, or at the instructions of, such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of this Commitment Letter and the Facilities. You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, penalties, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this paragraph. Notwithstanding any other provision of this Commitment Letter, (1) no indemnified person shall be liable for any damages directly or indirectly arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (except to the extent that any such damages have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s Controlled Related Parties (as determined by a court of competent jurisdiction in a final non-appealable judgment)) and (2) none of the indemnified persons, you or the Target or your or its respective subsidiaries or affiliates or the respective directors, officers, employees, advisors, agents or representatives of the foregoing shall be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Term Sheets, the Fee Letters, or the Transactions (including the Facilities and the use of proceeds thereof), or with respect to any activities related to the Facilities, including the preparation of the Commitment Letter, the Term Sheets, the Fee Letters and the Facility Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph. For purposes hereof, “Related Parties” means, with respect to any person, the directors, officers, employees, agents, advisors, representatives and controlling persons of such person.
8.    Sharing Information; Affiliate Activities.

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You acknowledge that JPMorgan and its affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other persons or companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither JPMorgan nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by JPMorgan or its affiliates of services for other companies, and neither JPMorgan nor any of its affiliates will furnish any such information to other companies. You also acknowledge that JPMorgan has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or your or their respective subsidiaries or representatives, confidential information obtained by JPMorgan from any other company or person.
You further acknowledge that JPMorgan is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, JPMorgan may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans) and other obligations of, you, the Target and other companies with which you or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by JPMorgan or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
You further acknowledge that JPMorgan may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of JPMorgan hereunder. JPMorgan shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

9.    Assignments; Amendments; Governing Law, Etc.
This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto, and such party’s obligations hereunder may not be delegated, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed), and any attempted assignment without such consent shall be null and void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by JPMorgan and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (in “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter, the Term Sheets and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.
This Commitment Letter, the Term Sheets and the Fee Letters supersede all prior understandings, whether written or oral, between us with respect to the Facilities. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. THIS COMMITMENT LETTER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT

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OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED PURCHASE AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR OR ITS OBLIGATIONS THEREUNDER AND (B) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT AND THE SHARE PURCHASE AGREEMENTS SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE GOVERNING LAW OF THE PURCHASE AGREEMENT OR THE APPLICABLE SHARE PURCHASE AGREEMENT, AS APPLICABLE, AS IN EFFECT ON THE DATE HEREOF.
Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any of their respective affiliates or any of their respective officers, directors, employees, agents and controlling persons in any way relating to the Transactions, this Commitment Letter, the Term Sheets or the Fee Letters or the performance of services hereunder or thereunder, in any forum other than any New York State or Federal court sitting in the Borough of Manhattan in the City of New York or any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such action, litigation or proceeding brought in any such court and any claim that any such action, litigation or proceeding has been brought in any inconvenient forum. Each party hereto hereby agrees that a final judgment in any such action, litigation or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment.
10.    WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEETS, THE FEE LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HERBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER AND THE FEE LETTERS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
11.    Binding Obligation.

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Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Term Sheets and as promptly as reasonably practicable, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.
12.    Confidentiality.
You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Fee Letters, the contents of any of the foregoing or the activities of JPMorgan pursuant hereto or thereto to any person without the prior approval of JPMorgan, except that you may disclose (a) this Commitment Letter, the Term Sheets, the Fee Letters and the contents hereof and thereof (i) to the Target and your and the Target’s directors, officers, employees, attorneys, accountants, advisors, controlling persons or equity holders directly involved in the consideration of this matter on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Target or its directors, officers, employees, attorneys, accountants, advisors, controlling persons or equity holders shall be redacted in a manner reasonably satisfactory to JPMorgan), (ii) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental and/or regulatory authority (in which case you shall promptly notify us, in advance, to the extent lawfully permitted to do so), (iii) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheets or the Fee Letters or the enforcement of rights hereunder and thereunder and (iv) to the extent this Commitment Letter, the Term Sheets, the Fee Letters or the contents hereof and thereof become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letters or the contents thereof) (i) to S&P and Moody’s in connection with the Transactions and on a confidential and need-to-know basis and (ii) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or, to the extent required by law, in connection with any public filing, (c) the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions in marketing materials for the Facilities or, to the extent required by applicable law, in any public filing, (d) the Term Sheets and the contents thereof to potential Lenders and (e) generally the existence and amount of commitments hereunder and the identity of JPMorgan.
JPMorgan shall use all non-public information received by it in connection with the Facilities and the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Term Sheets and the Fee Letters and shall treat confidentially all such information and shall not disclose such information; provided, however, that nothing herein shall prevent JPMorgan from disclosing any such information (a) to ratings agencies on a confidential basis and in consultation with you, (b) to any Lender or participants or prospective Lenders or prospective participants, (c) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, JPMorgan shall promptly notify you, in advance, to the extent lawfully permitted to do so), (d) upon the request or demand of any regulatory authority having jurisdiction over JPMorgan or any of its affiliates (in which case JPMorgan shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the Related Parties of JPMorgan who are informed of the confidential nature of such information and are or have been advised of their obligation to keep all such information confidential or are otherwise under a professional or employment duty of confidentiality, and JPMorgan

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shall be responsible for each such person’s compliance with this paragraph, (f) to any of its affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and JPMorgan shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by JPMorgan, its affiliates or any of their respective Related Parties in breach of this Commitment Letter, (h) to the extent such information is received by JPMorgan from a third party that is not, to JPMorgan’s knowledge, subject to a confidentiality obligation to you, the Target or any of your or its respective affiliates or related parties with respect to such information, (i) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheets or the Fee Letters and (j) pursuant to customary disclosure about the terms of the financings and amendments contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph or as is otherwise reasonably acceptable to you) in accordance with the standard syndication processes of the Lead Arranger or customary market standards for dissemination of such type of information. The obligations of JPMorgan under this paragraph shall automatically terminate and be superseded by the confidentiality provisions of the Facilities Documentation upon the initial funding thereunder; provided that if not previously terminated, the provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter.
13.    PATRIOT Act Notification.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001), as subsequently amended and reauthorized) (the “Patriot Act”), that JPMorgan and each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your name and address, the name and address of each of the Loan Parties and other information that will allow JPMorgan and each of the Lenders to identify you and each of the Loan Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for JPMorgan and each of the Lenders.
14.    Acceptance and Termination.
Please indicate your acceptance of the terms hereof and of the Fee Letters by signing in the appropriate space below and in the Fee Letters and returning to JPMorgan (or its counsel) executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on October 3, 2017. The commitments and agreements of JPMorgan hereunder will expire at such time in the event that JPMorgan has not received such executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) in accordance with the immediately preceding sentence. In the event that (i) the initial borrowing under the Facilities does not occur on or before the date that is two months after the date hereof, (ii) the Purchase Agreement or any Share Purchase Agreement is terminated without the closing of the Acquisition or (iii) the the Acquisition closes without the use of the Facilities, then this Commitment Letter and the commitments hereunder shall automatically terminate unless JPMorgan shall, in its sole discretion, agree to an extension. The syndication, compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial, no fiduciary relationship and, except as expressly set forth above, confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment

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Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded (in respect of your indemnity obligations, to the extent covered thereby) by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or JPMorgan’s commitments with respect to the Facilities (or a portion thereof) at any time subject to the provisions of the immediately preceding sentence.
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We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

JPMORGAN CHASE BANK, N.A.
By
/s/ Cindy M. Matula
Name: Cindy M. Matula
Title: Managing Director Central Texas Region Manager

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Accepted and agreed to as of
the date first above written:

THERMON INDUSTRIES, INC.
By:	/s/	Jay Peterson
Name: Jay Peterson
Title: Chief Financial Officer

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EXHIBIT A

Project Logan
Transaction Summary
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.
Thermon Industries, Inc. (the “US Borrower”) intends to acquire (the “Acquisition”) 100% of CCI Thermal Technologies Inc. (the “Target”) pursuant to (i) a share purchase agreement, among 2071827 Alberta Ltd., Camary Holdings Ltd. and Rocor Holdings Ltd. (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”), and (ii) share purchase agreements, each between 20171827 Alberta Ltd. and an individual separately identified to the Lead Arranger (such share purchase agreements collectively, and together with all exhibits, schedules and disclosure letters thereto, the “Share Purchase Agreements”), which Share Purchase Agreements are entered into in respect of the 599,550 Class “B” Common Shares and 154,812 Class “C” Common Shares in the capital of the Target. In connection therewith, it is intended that:
(a)    The US Borrower will obtain a senior secured term loan “B” facility (the “Term Facility”) in an aggregate amount of $250 million and the Borrowers will obtain a senior secured revolving facility in an aggregate amount of $60 million (the “Revolving Facility”; and together with the Term Facilities, the “Facilities”), in each case as described in Exhibit B.
(b)    The proceeds of the Term Facility will be applied as follows:
(i) to refinance certain existing indebtedness of the US Borrower and the Target,
(ii) a portion thereof will be on-lent to the Canadian Borrower (the “Intercompany Loan”), which Intercompany Loan shall be on terms reasonably satisfactory to the Lead Arranger,
(iii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and
(iv) for general corporate purposes.
(c)    The proceeds of the Intercompany Loan will be contributed in cash to a newly-formed wholly owned Canadian direct subsidiary of the Canadian Borrower (“Newco”), and Newco will use such proceeds to pay the cash consideration for the Acquisition and certain Transaction Costs. Immediately after giving effect to the Acquisition, Newco will be amalgamated with the Target. Newco will remain a wholly owned Canadian direct subsidiary of the Canadian Borrower.
(d)    Newco will dividend to the Canadian Borrower the US assets that are acquired in the Acquisition. Such US assets will be divested from the Canadian Borrower to the US Borrower as repayment of a portion of the Intercompany Loan.
The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit C and the initial funding of the Facilities.

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EXHIBIT B

Project Logan
$310,000,000 Senior Secured Facilities
Summary of Principal Terms and Conditions
Set forth below is a summary of the principal terms and conditions of the Facilities (as defined below).

Borrowers:
The borrower under the Term Facility (as defined below) will be Thermon Industries, Inc., a Delaware corporation (the “US Borrower”).

The borrower under the Revolving Facility (as defined below) will be the US Borrower and Thermon Canada Inc., a Nova Scotia company (the “Canadian Borrower”; and together with the US Borrower, the “Borrowers”).

Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole and exclusive administrative agent and collateral agent for the Facilities (in such capacities, the “Administrative Agent”) for a syndicate of financial institutions (other than Disqualified Lenders) reasonably acceptable to the US Borrower and the Administrative Agent (the “Lenders”) and will perform the duties customarily performed by persons acting in such capacities.
JPMorgan Chase Bank, N.A., Toronto Branch will act as sole and exclusive Canadian administrative agent and Canadian collateral agent for the Revolving Facility (in such capacities, the “Canadian Administrative Agent”) for the Lenders under the Revolving Facility (the “Revolving Lenders”) and will perform the duties customarily performed by persons acting in such capacities.

Lead Left Arranger and Lead Left Bookrunner:	JPMorgan will act as lead left arranger and lead left bookrunner for the Facilities (in such capacities, the “Lead Arranger”) and will manage the syndication of the Facilities.
Facilities:
(a)    A senior secured term loan “B” facility in an aggregate principal amount equal to $250,000,000 (the “Term Facility”; and the loans under the Term Facility, the “Term Loans”).

(b)    A senior secured revolving credit facility with aggregate commitments in an amount equal to $60,000,000 (the “Revolving Facility”; and together with the Term Facility, the “Facilities”). All or a portion of the Revolving Facility shall be available in Canadian Dollars.

Incremental Facility:
The Facilities Documentation will permit the Borrowers (pursuant to procedures to be mutually agreed upon and set forth in the credit agreement with respect to the Facilities (the “Credit Agreement”)) to add one or more incremental term loan facilities to the Facilities (each, an “Incremental Term Facility”) and/or increase the commitments under the Revolving Facility (each such increase, a “Revolving Facility Increase” and, together with the Incremental Term Facilities, the “Incremental Facilities”) in an aggregate principal amount not to exceed for all such increases and incremental facilities the greater of (x) $30,000,000 and (y) an unlimited additional amount of Incremental Facilities such that, in the case of this clause (y) only, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (y) (and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Credit Agreement), on a pro forma basis (but excluding the cash proceeds of such incurrence and assuming, in the case of any Revolving Facility Increase, that the commitments in respect thereof are fully drawn) the Secured Leverage Ratio (to be defined) would not exceed 4.00 to 1.00; subject to the following terms and conditions: (a) no default or event of default exists or would exist after giving effect to such Incremental Facility (or if agreed by the lenders providing such Incremental Facility in connection with any Limited Condition Acquisition (as defined below), no payment or bankruptcy event of default), (b) no existing Lender shall be required to participate in any such Incremental Facility, (c) the representations and warranties in the Facilities Documentation shall be true and correct in all material respects on and as of the date of the incurrence of the Incremental Facilities (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Facility are being used to finance a Limited Condition Acquisition, (d) all fees and expenses owing in respect of such Incremental Facility to the Administrative Agent have been paid and (e) the interest rate margins and, subject to clause (iii), amortization schedule applicable to any Incremental Facility shall be determined by the Borrowers and lenders thereunder; provided further that the loans under any Incremental Term Facility (i) will rank pari passu in right of payment and security with the other Facilities, (ii) will mature no earlier than the final maturity of the Term Facility and (iii) will (other than as required to achieve fungibility with the Term Facility, if applicable) have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term Facility. If any Incremental Term Facility is incurred during the first twelve (12) months after the Closing Date, in the event the “yield” (which, for this purpose, shall be deemed to include all upfront or similar fees or original issue discount payable to the lenders in respect of such Incremental Term Facility and any pricing “floor” applicable to such Incremental Term Facility but excluding customary arrangement, commitment, underwriting, structuring and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) applicable to any Incremental Term Facility exceeds the “yield” applicable to the Term Facility by more than 0.50%, then the interest rate spread applicable to the Term Facility shall be increased so that the “yield” on the Term Facility is equal to the “yield” applicable to such Incremental Term Facility less 0.50%. Any Incremental Term Facility will have terms and conditions substantially identical to the Term Facility (other than with respect to pricing, amortization and maturity) and will be otherwise on terms and subject to conditions reasonably satisfactory to the Administrative Agent (it being understood that no consent shall be required from the Administrative Agent for terms and conditions that are more restrictive than the Facilities Documentation if the Lenders under the Facilities receive the benefit of such terms or conditions through their addition to the Facilities Documentation).
The US Borrower will be permitted to utilize the above available incremental credit capacity in the form of (in addition to Incremental Term Facilities and Revolving Facility Increases) senior unsecured notes or loans or senior secured notes or loans that are secured by the Collateral, in the case of notes, on a pari passu or junior basis or, in the case of loans, a junior basis (“Alternative Incremental Indebtedness”); provided that, in addition to the requirements with respect to the amount, incurrence and maturity of any such incremental credit extensions set forth above, (a) in the case of any such Alternative Incremental Indebtedness in the form of notes, such Alternative Incremental Indebtedness is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the date that is 91 days after the latest maturity date of the Term Facility, (b) if such Alternative Incremental Indebtedness is secured, (i) such indebtedness shall not be secured by any assets or property other than the Collateral and (ii) all security therefor shall be granted pursuant to documentation substantially similar to the applicable collateral documents, and the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to a first lien intercreditor agreement or a junior lien intercreditor agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, (c) such Alternative Incremental Indebtedness is not guaranteed by any subsidiaries of Holdings other than the US Guarantors, (d) any Alternative Incremental Indebtedness does not have a shorter weighted average life than the remaining weighted average life of the Term Facility and (e) the other terms and conditions of such Alternative Incremental Indebtedness (excluding pricing) are no more favorable to the investors providing such Alternative Incremental Indebtedness than those applicable to the Term Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility existing under the Credit Agreement at the time of incurrence of such Alternative Incremental Indebtedness).

Refinancing Term Loans and Revolving Credit Commitments:
With the consent of the US Borrower, the Administrative Agent and the lenders providing the refinancing term loans or refinancing revolving commitments, one or more tranches of term loans or any revolving credit commitments can be refinanced from time to time, in whole or part, with one or more new tranches of term loans, senior secured notes (which may rank pari passu or junior in right of security to the Term Facility) or senior unsecured notes (“Refinancing Debt”) or new revolving credit commitments (“Refinancing Commitments”); provided that (i) any Refinancing Debt does not mature prior to the maturity date of, or have a shorter weighted average life than, the term loans being refinanced, (ii) any Refinancing Commitments do not mature prior to the maturity date of the revolving credit commitments being refinanced and (iii) the other terms and conditions of such Refinancing Debt or Refinancing Commitments (excluding pricing, call protection and optional prepayment or redemption terms) are no more favorable to the lenders or investors, as the case may be, providing such Refinancing Debt or Refinancing Commitments, as applicable, than those applicable to the term loans or revolving credit commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility and revolving credit commitments existing under the Facilities Documentation at the time of such refinancing).

Purpose:
(a)    The proceeds of the loans under the Term Facility will be used by the Borrowers on the Closing Date (i) to refinance all indebtedness under that certain Amended and Restated Credit Agreement, dated as of April 19, 2013 among the US Borrower, the Canadian Borrower, the other parties thereto designated as “Credit Parties”, JPMorgan Chase Bank, N.A., as US revolving lender, a US term lender, the US swingline lender and a US l/c issuer, and as US agent, JPMorgan Chase Bank, N.A., Toronto Branch, as a Canadian lender, the Canadian swingline lender, a Canadian l/c issuer and as Canadian agent for all Canadian lenders and the other financial institutions party (as amended, the “Existing Credit Agreement”), (ii) certain existing indebtedness of the US Borrower and the Target, (iii) to pay the cash consideration for the Acquisition (it being understood that a portion of the loans under the Term Facility will be lent by the US Borrower to the Canadian Borrower, the Canadian Borrower shall contribute such proceeds to Newco, and Newco will pay the cash consideration for the Acquisition), (iv) to pay Transaction Costs and (v) for general corporate purposes.

(b)    The proceeds of loans under the Revolving Facility will be used by the Borrowers for working capital and other general corporate purposes (including, without limitation, permitted acquisitions and other permitted investments).

(c)    Letters of credit will be used to support obligations of the Borrowers and their subsidiaries incurred in the ordinary course of business.

(d)    The proceeds of loans under any Incremental Term Facility will be used by the Borrowers for working capital and other general corporate purposes (including, without limitation, permitted acquisitions and other permitted investments).

Availability:
(a)    The Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(b)    The Revolving Facility will be available on and after the Closing Date at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed; provided that up to a maximum of $10,000,000 of loans under the Revolving Facility (“Revolving Loans”) may be drawn on the Closing Date. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:
With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum.

Letters of Credit:
A portion of the Revolving Facility not in excess of $25,000,000 shall be available for the issuance of letters of credit (“Letters of Credit”) for the account of the US Borrower or the US Guarantors (any such Letter of Credit, a “US Letter of Credit”) or the account of the Canadian Borrower or any Canadian Subsidiary Guarantor (any such Letter of Credit, a “Canadian Letter of Credit”), which Letters of Credit will be issued by JPMorgan or one of its affiliates and any other Lender under the Revolving Facility that is acceptable to the US Borrower or the Canadian Borrower, as applicable, and the Administrative Agent or the Canadian Administrative Agent, as applicable (each, an “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after the date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility unless cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank; provided that any Letter of Credit having a 12-month tenor may provide for the renewal of such Letter of Credit for additional 12-month periods (which shall, in no event, extend beyond the date referred to in clause (b) of this paragraph).

Each drawing under any Letter of Credit shall be reimbursed by the applicable Borrower not later than one business day after such drawing. To the extent that the applicable Borrower does not reimburse the applicable Issuing Bank on such business day, the Revolving Lenders under the Revolving Facility shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all Letters of Credit shall be subject to the customary procedures of the applicable Issuing Bank. Letters of Credit issued for the benefit of the US Borrower or the US Guarantors shall be denominated in US dollars, Canadian dollars, Euros, British Pounds Sterling, Chinese Renminbi or other agreed foreign currencies. Letters of Credit issued for the benefit of the Canadian Borrower or the Canadian Subsidiary Guarantors shall be denominated in US dollars or Canadian dollars.
If any Revolving Lender becomes a “defaulting Lender”, then the letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable Issuing Bank may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the available commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Swing Line Loans:
A portion of the Revolving Facility not in excess of $10,000,000 shall be available for swing line loans in U.S. dollars (the “US Swing Line Loans”) from the Administrative Agent (in such capacity, the “US Swing Line Lender”) or swing line loans in Canadian dollars (the “Canadian Swing Line Loans”; and together with the US Swing Line Loans, the “Swing Line Loans”) from the Canadian Administrative Agent (in such capacity, the “Canadian Swing Line Lender”; and together with the US Swing Line Lender, the “Swing Line Lenders”). The Swing Line Lenders, in their sole discretion, may create Swing Line Loans by advancing to the applicable Borrower, on behalf of the Lenders, floating rate Revolving Loans requested by such Borrower. Settlement of such Swing Line Loans will occur weekly. Any such Swing Line Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity and Amortization:
(a) The Term Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% per annum beginning with the first full fiscal quarter ended after the Closing Date, with the balance due at maturity.
(b) The Revolving Facility will mature on the date that is five years after the Closing Date.

Guarantees:
All obligations of the US Borrower under the Facilities and all obligations of the US Borrower and the other US Guarantors (as defined below) under any interest rate protection or other hedging arrangements entered into with a US Lender (or an affiliate of a US Lender) and all obligations of the US Borrower and the other US Guarantors in respect of US banking services owed to a US Lender (or an affiliate of a US Lender) arising from commercial credit cards, stored value or purchasing cards, foreign currency exchange facilities and treasury management services provided to the US Borrower or any US Guarantor (collectively, the “US Obligations”), will be unconditionally guaranteed (the “Guarantees”) by Thermon Holding Corp. (“Holdings”) and each existing or subsequently acquired or organized wholly-owned material US subsidiary of the US Borrower (together with Holdings, the “US Guarantors”), subject to restrictions imposed by applicable law.
All obligations of the Canadian Borrower under the Revolving Facility and all obligations of the Canadian Borrower and the Canadian Subsidiary Guarantors (as defined below) under any interest rate protection or other hedging arrangements entered into with a Lender to the Canadian Borrower (“Canadian Lender”) (or an affiliate of a Canadian Lender) and all obligations of the Canadian Borrower and the Canadian Subsidiary Guarantors in respect of banking services owed to a Canadian Lender (or an affiliate of a Canadian Lender) arising from commercial credit cards, stored value or purchasing cards, foreign currency exchange facilities and treasury management services provided to the Canadian Borrower or any Canadian Subsidiary Guarantor (the “Canadian Obligations”), will be subject to Guarantees by Holdings, the US Guarantors, the US Borrower and each existing or subsequently acquired or organized wholly-owned material Canadian subsidiary of the Canadian Borrower (such subsidiaries, the “Canadian Subsidiary Guarantors”; and together with the US Guarantors, the “Guarantors”; and the Guarantors together with the Borrowers, the “Loan Parties”), subject to restrictions imposed by applicable law.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the applicable Borrower and the Administrative Agent or the Canadian Administrative Agent, as applicable, reasonably agree that the cost of providing such guarantee is excessive in relation to the value afforded thereby.

Security:
Subject to the limitations set forth herein, all US Obligations, all Canadian Obligations, and all Guarantees will be secured by substantially all the assets of the Borrowers and each other Guarantor (collectively, the “Collateral”), including but not limited to (a) a perfected first-priority pledge of all the capital stock of the Borrowers and all the capital stock held by the Borrowers or any other Guarantor of each existing or subsequently acquired or organized wholly-owned material subsidiary of Holdings (which pledge, in the case of stock of any first tier foreign subsidiary of Holdings that is securing obligations of the US Borrower or a US Guarantor, shall not include more than 65% of the voting stock of such foreign subsidiary to the extent such pledge would cause material adverse tax consequences) and (b) perfected first-priority security interests and hypothecs (if applicable) in substantially all tangible and intangible assets of the Borrowers and each other Guarantor (including but not limited to accounts, inventory, equipment, commercial tort claims, investment property, intellectual property, intercompany indebtedness, general intangibles, letter of credit rights and proceeds of the foregoing), subject to exceptions and thresholds to be mutually agreed upon; provided that no obligations of the US Borrower or the US Guarantors shall be secured by assets of the Canadian Borrower or the Canadian Subsidiary Guarantors.
Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) any real property; (b) any permit or license, any contractual obligation, healthcare insurance receivable or other general intangible, intellectual property or franchise (i) that prohibits or requires the consent of any person (other than a Loan Party or any of its subsidiaries) which has not been obtained as a condition to the creation by such Loan Party of a lien on such asset, (ii) to the extent that any law, rule or regulation applicable thereto prohibits the creation of a lien thereon, but only, with respect to the prohibition in (i) and (ii), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, PPSA, Civil Code of Quebec or any other law, rule or regulation or (iii) if the grant of a security interest or hypothec (if applicable) in such asset would reasonably be expected to result in the loss of rights thereon or create a default thereunder, (c) property that is subject to a purchase money lien or a capital lease permitted under the Facilities Documentation if the contractual obligation pursuant to which such lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any person (other than Holdings and its affiliates) which has not been obtained as a condition to the creation of any other lien on such equipment, (d) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed), (e) excluded accounts on terms consistent with the existing security documentation entered into in connection with the Existing Credit Agreement and (f) other exceptions to be agreed.
Notwithstanding anything to the contrary, the applicable Borrower and the Guarantors shall not be required, nor shall the Administrative Agent or Canadian Administrative Agent be authorized to (i) take any additional steps to perfect the above-described pledges, security interests and hypothecs by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar filing office) of the relevant States(s) or filings pursuant to the PPSA or the Civil Code of Quebec in the applicable filing office of the relevant Province(s), (B) filings in United States and Canadian government offices with respect to intellectual property as expressly required in the Facilities Documentation or (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of material intercompany notes, stock certificates and other certificated equity ownership of the applicable Borrower and its subsidiaries and the Guarantors and their subsidiaries, in each case as expressly required in the Facilities Documentation, (ii) to take any action outside of the United States and Canada, with respect to any assets located outside of the United States or Canada (it being understood that there shall be no security agreements or pledge agreements under the laws of any non-U.S. jurisdiction other than Canada) or (iii) to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (other than deposit accounts holding cash collateral securing outstanding Letters of Credit or obligations owing to Issuing Banks or Swing Line Lenders arising from “uncovered exposure” of a defaulting lender).

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders and, subject to exceptions permitted under the Facilities Documentation, none of the Collateral shall be subject to any other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Facilities Documentation).

Mandatory Prepayments:
Loans under the Term Facility shall be prepaid with:
(a)  100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty and condemnation) by Holdings, and its subsidiaries, subject to thresholds and reinvestment rights to be mutually agreed upon (with a reinvestment period equal to 12 months) and other exceptions to be mutually agreed upon;
(b)  100% of the net cash proceeds of issuances of equity and indebtedness of Holdings and its subsidiaries (other than indebtedness permitted under the Credit Agreement); and
(c) 50% (with stepdowns to (i) 25% when the Leverage Ratio (as defined in the Existing Credit Agreement, but with the debt component thereof to exclude undrawn letters of credit) is less than 4.00:1.00 but greater than or equal to 3.50:1.00 and (ii) 0% when the Leverage Ratio is less than 3.50:1.00) of annual Excess Cash Flow (to be defined in a manner to be agreed) of Holdings and its subsidiaries; provided that any voluntary prepayments of Term Loans during the applicable fiscal year and any voluntary prepayments of revolving loans under the Revolving Facility (with a corresponding permanent reduction in commitments of the Revolving Facility), other than prepayments funded with the proceeds of indebtedness, shall be credited against Excess Cash Flow prepayment obligations for such fiscal year on a dollar-for-dollar basis.

Notwithstanding the foregoing, each Lender of Term Loans (“Term Lender”) shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the US Borrower.
Notwithstanding the foregoing, mandatory prepayments pursuant to clauses (a) and (c), to the extent attributable to subsidiaries that are organized in a jurisdiction other than the United States, shall be (i) subject to permissibility under local law and (ii) limited to the extent that the US Borrower determines that such prepayments would result in material adverse tax consequences (including, without limitation, any withholding tax) related to the repatriation of funds in connection therewith; provided that the US Borrower and its subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments without violating local law or incurring material adverse tax consequences.

The above-described mandatory prepayments shall be applied to the remaining amortization payments under the Term Facility as follows: (a) in direct order of maturity to the amortization repayments occurring in the eight quarters following the date of such prepayment and (b) pro rata to the remaining amortization payments.
Revolving Loans will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Facility exceeds the aggregate commitments thereunder.

Voluntary Prepayments/ Reductions in Commitments:
Voluntary prepayments of borrowings under the Facilities and voluntary reductions of the unutilized portion of the Revolving Facility commitments will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty (except as described below), subject to reimbursement of the Lenders’ redeployment or breakage costs in the case of a prepayment of Adjusted LIBOR or CDOR Rate borrowings other than on the last day of the relevant Interest Period (to be defined).

Any (a) voluntary prepayment of the loans under the Term Facility that is made on or prior to the date that is six months after the Closing Date with the proceeds from a Repricing Transaction (as defined below) and (b) amendment or other modification of the Credit Agreement on or prior to the date that is six months after the Closing Date, the effect of which is a Repricing Transaction, in each case shall be accompanied by a prepayment premium equal to 1.00% of (i) the aggregate principal amount of the Term Loans so prepaid, in the case of a voluntary prepayment, and (ii) the aggregate principal amount of the Term Loans affected by such amendment or modification, in the case of an amendment or other modification of the Credit Agreement. “Repricing Transaction” means the prepayment or refinancing (other than in connection with a change of control or a transformative acquisition) of all or a portion of the loans under the Term Facility concurrently with the incurrence by a Loan Party of any long-term bank debt financing or any other financing similar to such loans, in each case having a lower all-in yield (taking into account any original issue discount and upfront fees in respect of such financing and any pricing “floor” applicable thereto but excluding customary arrangement, structuring, syndication and commitment fees paid to arrangers thereof) than the interest rate margin applicable to such loans.
For the avoidance of doubt, a 1.00% premium on Term Loans assigned shall be paid to Term Lenders that are forced to assign Term Loans, on or prior to the date that is six months after the Closing Date, as a result of not consenting to a Repricing Transaction.

All voluntary prepayments under the Term Facility shall be applied to the remaining amortization payments under the Term Facility as directed by the US Borrower.

Facilities Documentation:
The definitive documentation for the Facilities (the “Facilities Documentation”) will be (a) consistent with this Exhibit B and Exhibit C and will contain only those conditions precedent, mandatory prepayments, representations and warranties, affirmative and negative covenants, financial covenants and events of default expressly set forth herein and in Exhibit C (subject only to the exercise of any “market flex” expressly provided in the Arranger Fee Letter) and otherwise be subject to the Limited Conditionality Provisions, and, to the extent such terms are not expressly set forth herein, such terms will be negotiated in good faith; provided that (subject to market updates) such representations and warranties, affirmative and negative covenants, financial covenants and events of default will be no more restrictive than those set forth in the Existing Credit Agreement, (b) drafted to give due regard to the operational and strategic requirements of the Borrowers and their subsidiaries (after giving effect to the Transactions) in light of their size, industries, practices, the Borrowers’ business plan and matters disclosed in the Purchase Agreement and (c) negotiated in good faith by the US Borrower and the Lead Arranger to finalize such documentation, giving effect to the Limited Conditionality Provisions, as promptly as practicable after the acceptance of this Commitment Letter.

Representations and Warranties:
Limited to the following (to be applicable to Holdings and its subsidiaries) and subject to the Limited Conditionality Provisions: organization and powers; authorization, due execution and delivery and enforceability of the Facilities Documentation; governmental approvals; no conflicts (including no creation of liens); accuracy of financial statements; no material adverse change; ownership of properties; intellectual property; absence of actions, suits or proceedings; environmental matters; compliance with laws; compliance with anti-terrorism and sanctions laws and regulations; Investment Company Act of 1940; Federal Reserve regulations; payment of taxes; compliance with Canadian Benefit Plans, Canadian Pension Plans and ERISA; accuracy of information; subsidiaries; insurance; labor matters; solvency; no Loan Party is an EEA Financial Institution (to be defined in a customary manner); Holdings (or, upon the merger of the U.S. Borrower into Holdings, Thermon Group Holdings, Inc.) is a passive entity; and validity, perfection and priority of security interests in the Collateral (subject to permitted liens), in each case subject to customary qualifications and exceptions to be mutually agreed upon.

Conditions Precedent to Initial Borrowing:	Limited to those set forth in the Conditions Exhibit and those under the heading “Conditions Precedent to All Borrowings” below.
Conditions Precedent to All Borrowings:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects (or, if already qualified by materiality, in all respects) of all representations and warranties (which, for purposes of the initial extensions of credit on the Closing Date and, in the case of any extension of credit under any Incremental Facility in connection with any acquisition or investment permitted under the Credit Agreement, if agreed by the lenders providing such Incremental Facility, shall be limited to the Specified Representations and the Specified Purchase Agreement Representations), (b) solely for extensions of credit after the Closing Date, there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit (or, in the case of any extension of credit under any Incremental Facility in connection with any Limited Condition Acquisition, if agreed by the lenders providing such Incremental Facility, no payment or bankruptcy event of default) and (c) the delivery of a borrowing notice.

Affirmative Covenants:
Limited to the following (to be applicable to Holdings and its subsidiaries): delivery of audited annual consolidated financial statements for Holdings, unaudited quarterly consolidated financial statements for Holdings and other financial information and other information; delivery of notices of default, litigation, material adverse change and other material matters; maintenance of corporate existence and rights and conduct of business; payment of obligations; maintenance of properties; maintenance of customary insurance; maintenance and inspection by the Administrative Agent of property and books and records; compliance with laws (including environmental laws); Canadian Benefit Plans, Canadian Pension Plans and ERISA; use of proceeds and letters of credit; commercially reasonable efforts to maintain ratings; compliance with anti-terrorism and sanctions laws and regulations; additional subsidiaries; depositary banks; and further assurances, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

Negative Covenants:
Limited to the following (to be applicable to Holdings and its subsidiaries):
(a)    limitations on indebtedness (including guarantees);
(b)    limitations on liens;
(c)    limitations on asset sales;
(d)    limitations on mergers, consolidations and fundamental changes; provided that the US Borrower shall be permitted to merge into Holdings so long as Holdings assumes all obligations of the US Borrower under the Credit Agreement and the other loan documents and the stock of Holdings is pledged by Thermon Group Holdings, Inc.;
(e)    limitations on investments;
(f)    limitations on restricted payments;
(g)    limitations on sale leasebacks;
(h)    limitations on changes in lines of business;
(i)    limitations on transactions with affiliates;
(j)    limitations on restrictions on liens and other restrictive agreements;
(k)    limitation on changes in the fiscal year, in each case subject to customary qualifications and exceptions to be mutually agreed upon; and
(l)    use of proceeds (as to anti-corruption and sanctions laws and regulations).

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Facilities Documentation and such exceptions, qualifications and “baskets” will be no less restrictive than those set forth in the Existing Credit Agreement.

Financial Covenants:
(a)    Term Facility: None.

(b)    Revolving Facility: Limited to:
(i) Leverage Ratio Covenant. Holdings and its subsidiaries, on a consolidated basis, shall not allow the Leverage Ratio for the four fiscal quarter period ending on the last day of each fiscal quarter to exceed 5.50:1.00, with step downs to 3.75:1.00 to be agreed.
(ii) Fixed Charge Coverage Ratio Covenant. Holdings and its subsidiaries, on a consolidated basis, shall maintain, for the four fiscal quarter period ending on the last day of each fiscal quarter, a Fixed Charge Coverage Ratio (to be defined as set forth in the Existing Credit Agreement) of not less than 1.25 to 1.00.

Limited Condition Acquisitions:
In the case of the incurrence of any indebtedness (excluding, for the avoidance of doubt, indebtedness under the Revolving Facility but including any Incremental Facilities) or liens or the making of any permitted acquisitions or other investments, restricted payments, prepayments of indebtedness or asset sales in connection with a Limited Condition Acquisition (as defined below), at the Borrowers’ option, the relevant ratios and baskets shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrowers have made such an election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the Financial Covenants) or basket with respect to the incurrence of any debt (including any Incremental Facilities) or liens, or the making of any permitted acquisitions or other investments, restricted payments, prepayments of indebtedness or asset sales on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated except that EBITDA of any target of a Limited Condition Acquisition shall not be used in the determination of the relevant ratios and baskets for any purpose other than the incurrence test under which such Limited Condition Acquisition is being made and such Indebtedness is being incurred unless and until such acquisition has closed.

As used herein, “Limited Condition Acquisition” means any acquisition by the Borrower or one or more of their subsidiaries permitted pursuant to the Facilities Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

Events of Default:
Limited to the following (to be applicable to Holdings and its subsidiaries): nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties in any material respect; violation of covenants (provided that with respect to the financial maintenance covenants described under the heading “Financial Covenants” above, a breach thereof shall only result in an event of default under the Term Facility after the Requisite Revolving Lenders (as defined below) have terminated the Revolving Facility and accelerated any loans outstanding thereunder); cross default and cross acceleration to indebtedness in excess of $10,000,000; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material judgments; Canadian Benefit Plans, Canadian Pension Plans and ERISA events; actual invalidity (or asserted invalidity by a Loan Party or a subsidiary thereof) of the Guarantees, the documentation in respect of the Collateral or the Credit Agreement; and Change in Control (to be defined in a manner to be mutually agreed upon), in each case with customary grace periods, qualifications and exceptions to be mutually agreed upon.

Voting:
Amendments and waivers of the Credit Agreement and the other Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under the Facilities, except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), interest (other than a waiver of default interest) or fees and (iii) extensions of scheduled amortization, final maturity or reimbursement dates or postponement of any payment dates and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) releases of all or substantially all the Collateral and (iii) releases of all or substantially all the value of the guarantees provided by the Guarantors.
Notwithstanding the foregoing, Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility (excluding the commitments of defaulting Lenders, the “Requisite Revolving Lenders”) may amend the definitions as they relate to the financial maintenance covenants, amend or waive the terms of such financial maintenance covenants and waive, amend, terminate or otherwise modify such financial maintenance covenants with respect to the occurrence of an event of default. Term Lenders shall not have any voting rights with respect to such amendments, waivers, terminations or other modifications.

The Credit Agreement will contain customary amend and extend and “yank-a-bank” provisions to be mutually agreed upon.
Cost and Yield Protection:
Usual for facilities and transactions of this type (it being agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlement, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “change in law”, regardless of the date enacted, adopted, promulgated or issued, for purposes of such cost and yield protections).

Assignments and Participations:
The Lenders will be permitted to assign all or a portion of their Loans and commitments (other than to a natural person, a Disqualified Lender or a defaulting lender) with the consent of (a) the US Borrower (unless a payment or bankruptcy event of default has occurred and is continuing or such assignment is to a Lender (other than a defaulting lender), an affiliate of a Lender or an Approved Fund (to be defined in a manner to be mutually agreed upon)); provided that the US Borrower shall be deemed to have consented to a proposed assignment of loans or commitments if the US Borrower has not responded to such proposal within ten business days after the US Borrower has received notice thereof, (b) the Administrative Agent (unless such assignment is an assignment of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund) and (c) the Swing Line Lenders and each Issuing Bank (unless such assignment is an assignment of a Term Loan), in each case which consent shall not be unreasonably withheld. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of (a) $5,000,000 in respect of loans and commitments under the Revolving Facility and (b) $1,000,000 in respect of loans and commitments under the Term Facility, unless otherwise agreed by the US Borrower (unless a payment or bankruptcy event of default has occurred and is continuing) and the Administrative Agent. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each such assignment. Assignments will be by novation and will not be required to be pro rata among the Facilities.

Assignments of Term Loans to the US Borrower and its subsidiaries shall be permitted so long as:
(i) any offer to purchase or take by assignment any loans under the Term Facility by the US Borrower and its subsidiaries shall have been made to all Term Lenders pro rata (with buyback mechanics to be mutually agreed upon);
(ii) no default or event of default has occurred and is continuing or would result therefrom;
(iii) the loans purchased are immediately canceled (with customary restrictions on increasing EBITDA by any non-cash gains associated with such cancellation of debt); and
(iv) no proceeds from any loan under the Revolving Facility shall be used to fund such assignments.

The Lenders will be permitted to sell participations in loans and commitments without restriction; provided that participations shall not be permitted to be sold to natural persons, defaulting lenders or Disqualified Lenders. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to matters that require the consent of all Lenders or all affected Lenders.
The list of Disqualified Lenders shall be posted to the Lenders and no update to the list of Disqualified Lenders shall be effective until three business days after posting thereof to the Lenders. The Administrative Agent shall be expressly exculpated from any duty to ascertain, monitor or enforce compliance with the list of Disqualified Lenders.

Notwithstanding the foregoing trades with Disqualified Lenders shall not be null and void; provided that (i) the Disqualified Lenders may be required to assign the loan and (ii) Disqualified Lenders shall not have voting or information rights.

Pledges of loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.
Expenses and Indemnification:
All reasonable and documented out-of-pocket expenses of the Administrative Agent, the Canadian Administrative Agent, the Lead Arranger and their respective affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for any of the foregoing) associated with the structuring, arrangement and syndication of the Facilities and the preparation, negotiation, execution, delivery and administration of the Credit Agreement and the other Facilities Documentation and any amendments, modifications and waivers thereof (which, in the case of preparation, negotiation, execution, delivery and administration of the Credit Agreement and other Facilities Documentation shall be limited to a single counsel for such persons and one local counsel in each jurisdiction as the Administrative Agent shall deem advisable in connection with the creation and perfection of security interests in the Collateral), as well as all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of Letters of Credit or any demand for payment thereunder, are to be paid by the Borrowers. In addition, all out-of-pocket expenses of the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders (including, without limitation, the fees, charges and disbursements of counsel for any of the foregoing) for enforcement costs associated with the Facilities are to be paid by the Borrowers.

Each Borrower will indemnify the Lead Arranger, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks, the Lenders and their respective affiliates and each of their respective Related Parties (each, an “indemnified person”) and hold them harmless from and against all losses, claims, damages, liabilities and related expenses (including, without limitation, the fees, charges and disbursements of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs the US Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person)) of any such indemnified person arising out of, in connection with or as a result of the Transactions, including, without limitation, the financings contemplated thereby, or any transactions connected therewith or any claim, litigation, investigation or proceeding (regardless of whether any such indemnified person is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by Holdings or any of its subsidiaries) that relate to any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities and related expenses to the extent they (a) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or any of its controlled affiliates or controlling persons, (b) a material breach in bad faith of the Facilities Documentation by any such person or one of its controlled affiliates or (c) result from a proceeding that does not involve an act or omission by the US Borrower or any of its affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Facilities). “Related Parties” means, with respect to any person, the directors, officers, employees, agents, advisors, representatives and controlling persons of such person.

Defaulting Lenders:
The Credit Agreement shall contain customary provisions relating to “defaulting” Lenders (including, without limitation, provisions relating to providing cash collateral to support Letters of Credit and Swing Line Loans, the suspension of voting rights and rights to receive interest and fees, and assignment of commitments or loans of such Lenders).

EU Bail-in Provisions:	The Credit Agreement shall contain customary EU bail-in provisions.
Governing Law and Forum:	New York.
Counsel to Administrative Agent, Canadian Administrative Agent and Lead Arranger:	Simpson Thacher & Bartlett LLP.

ANNEX I

Interest Rates:
The interest rates under the Facilities will be as follows:
Revolving Facility:
At the option of the applicable Borrower, loans denominated in US dollars shall bear interest at a per annum rate of Adjusted LIBOR plus 3.25% or ABR plus 2.25%, which rate shall adjust on a quarterly basis, commencing one full fiscal quarter after the Closing Date, in accordance with the pricing grid attached as Annex I-A. All US Swing Line Loans shall bear interest based upon the ABR.
At the option of the Canadian Borrower, loans denominated in Canadian dollars shall bear interest at a rate per annum equal to (a) the Canadian Prime Rate plus 2.25% or (b) the CDOR Rate (such loans herein referred to as “CDOR Rate Loans”) plus 3.25%, which rate shall adjust on a quarterly basis, commencing one full fiscal quarter after the Closing Date, in accordance with the pricing grid attached as Annex I-A. All Canadian Swing Line Loans shall bear interest based upon the Canadian Prime Rate.
Term Facility:
At the option of the US Borrower, a per annum rate of Adjusted Libor 4.25% or ABR plus 3.25%.
Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as applicable, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.   All interest on advances in Canadian dollars will be calculated on the basis of the actual number of days elapsed in a year of 365/366  days.  For purposes of the Interest Act (Canada), the yearly rate of interest to which any rate or fee is specified to be computed on the basis of 360 days (or any other period of time less than a calendar year) is equivalent to the stated rate multiplied by the actual number of days in the year and divided by 360 or such other period of time, respectively.

ABR is the Alternate Base Rate, which is the highest of (i) JPMorgan’s Prime Rate, (ii) the NYFRB Rate (as defined below) plus ½ of 1.00% and (iii) the Adjusted LIBOR for a one-month interest period plus 1.00% .

“NYFRB Rate” means for any day, the greater of (a) the federal funds effective rate (which if less than zero shall be deemed zero) in effect on such day and (b) the Overnight Bank Funding Rate (as defined below) in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time) and published on the next succeeding business day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate).

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“Adjusted LIBOR” means the rate of interest determined by the ICE Benchmark Administration for a period equal to one, two, three or six months or, to the extent available to the applicable Lenders, 12 months (as selected by the applicable Borrower) appearing on the LIBOR01 Page published by Reuters (or an interpolated rate if such screen rate is not available) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period, as the rate for US dollar deposits with a maturity comparable to such interest period. Adjusted LIBOR will at all times include statutory reserves and will not, in any event, be less than (i) 0.0% with respect to the Revolving Facility and (ii) 1.0% with respect to the Term Facility.
“Canadian Prime Rate” means, on any day, the rate per annum determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Canadian Administrative Agent in its reasonable discretion) and (b) the CDOR Rate for 30 day Canadian dollar bankers’ acceptances plus 1.0% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.
“CDOR Rate” means, for an interest period equal to one, two, or three months (as selected by the Canadian Borrower), the Canadian dollar offered rate which, in turn means on any day, the rate equal to the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian dollar-denominated bankers’ acceptances displayed and identified as such on the “CDOR Page” (or any display substituted therefore) of Reuters Monitor Money Rates Service Reuters Screen, or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion (the “CDOR Screen Rate”), at or about 10:15 a.m. Toronto local time on the first day of the applicable interest period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by the Canadian Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that (x) if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero and (y) if the CDOR Screen Rate is not available on the Reuters Screen CDOR Page on any particular day, then the Canadian dollar offered rate component of such rate on that day shall be calculated as determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) in accordance with procedures to be outlined in the Credit Agreement.

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Letter of Credit Fees:
A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee of 0.125% per annum on the aggregate face amount of outstanding letters of credit issued by such Issuing Bank, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:
0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing Date; provided that the commitment fee rate shall adjust on a quarterly basis, commencing one full fiscal quarter after the Closing Date, in accordance with the pricing grid attached as Annex I-A. For purposes of calculating the commitment fee, outstanding Swing Line Loans will be deemed not to utilize the Revolving Facility commitments.

Annex I-A

Project Logan

Level	Leverage Ratio	Drawn Margin				Commitment Fee
		Adjusted LIBOR	ABR	Canadian Prime Rate	CDOR
Level I	≥ 4.00:1.00	3.25%	2.25%	2.25%	3.25%	0.50%
Level II	< 4.00:1.00 but ≥ 3.50:1.00	3.00%	2.00%	2.00%	3.00%	0.50%
Level III	< 3.50:1.00 but ≥ 3.00:1.00	2.75%	1.75%	1.75%	2.75%	0.45%
Level IV	< 3.00:1.00 but ≥ 2.50:1.00	2.50%	1.50%	1.50%	2.50%	0.40%
Level V	< 2.50:1.00	2.25%	1.25%	1.25%	2.25%	0.35%
Revolving Facility Pricing Term Sheet

EXHIBIT C

Project Logan
$310,000,000 Senior Secured Facilities
Summary of Additional Conditions Precedent
The borrowings under the Facilities on the Closing Date shall be subject to the following conditions precedent:
1.The terms of (i) the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) and (ii) the Share Purchase Agreements (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto), and, in each case, all related documents shall be reasonably satisfactory to the Lead Arranger. The Acquisition shall be consummated prior to or substantially simultaneously with the closing of the Facilities in accordance with applicable law, the Purchase Agreement and the Share Purchase Agreements and all other related documentation (without giving effect to any amendments, consents or waivers to or of such documents that are materially adverse to the Lenders and not consented to by the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood and agreed that any decrease in the cash consideration in respect of the Acquisition of less than 10% shall not be deemed to be a modification which is materially adverse to the Lenders, but any such reduction in the cash consideration shall be applied to a dollar-for-dollar reduction to the Term Facility). The Specified Purchase Agreement Representations shall be true and correct in all respects and the Specified Representations shall be true and correct in all material respects.
2.Since December 31, 2016, there shall not have been any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Target.
3.The term facility outstanding under the Existing Credit Agreement shall have been repaid in full (or shall be repaid in full substantially simultaneously with the closing of the Facilities), the existing material indebtedness of the Target shall have been repaid in full (or shall be repaid in full substantially simultaneously with the closing of the Facilities) and Holdings and its subsidiaries (including the Target and its subsidiaries) shall have no other material debt for borrowed money other than the Facilities.
4.The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year); provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by Holdings will satisfy the requirements of this paragraph 4.
5.The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year).

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6.The Lenders shall have received a pro forma consolidated balance sheet of Holdings and its subsidiaries as of the last day of the most recent fiscal period for which financial statements were delivered under paragraph 4 above, prepared after giving effect to the Transactions and the other transactions contemplated hereby.
7.The Lenders shall have received a certificate from the chief financial officer of Holdings in substantially the form of Annex II hereto confirming the solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.
8.The Administrative Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case requested at least 10 business days prior to the Closing Date.
9.All fees required to be paid by the US Borrower on the Closing Date pursuant to the Fee Letters and reasonable and documented out-of-pocket expenses required to be reimbursed by the US Borrower on the Closing Date pursuant to the Commitment Letter shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities), to the extent invoiced at least three business days prior to the Closing Date (or such later date as reasonably agreed by the US Borrower).
10.The Administrative Agent shall have received (a) copies of the Facilities Documentation executed by the Borrowers and all documents and instruments required to create or perfect the Administrative Agent’s security interest, or the Canadian Administrative Agent’s security interest or hypothec (if any), as applicable, on behalf of the Lenders and the other Secured Parties (to be defined in a manner to be mutually agreed upon), in the Collateral (in proper form for filing), which shall, in each case, be consistent with the Commitment Letter and the Term Sheets and subject to the Limited Conditionality Provisions and (b) customary legal opinions, customary evidence of authorization, customary officer’s and secretary’s certificates, good standing certificates (to the extent applicable) and customary lien searches.
11.The Lead Arranger (a) shall have received one or more customary confidential information memoranda and other marketing material customarily used for the syndication of the Facilities and (b) shall have been afforded a reasonable period of time to syndicate the Facilities, which in no event shall be less than 15 consecutive business days from the date of delivery of the confidential information memorandum to the Lenders, which period shall, if not ended on or prior to August 18, 2017, not commence until on or after September 5, 2017.
The Intercompany Loan shall be on terms and conditions reasonably satisfactory to the Lead Arranger.

Annex I to EXHIBIT C
Form of Solvency Certificate
Date: ______________, 2017
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned, the Chief Financial Officer of Thermon Holding Corp. (“Holdings”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [●] of the Credit Agreement, dated as of [●], 2017 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among [●]. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Holdings and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Stated Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.
(d)    “Identified Contingent Liabilities”
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of

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Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Holdings.
(e)    “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
(f)    “Do not have Unreasonably Small Capital”
Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient capital to ensure that it is a going concern.
3.    For purposes of this certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [●] of the Credit Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
(c)    As chief financial officer of Holdings, I am familiar with the financial condition of Holdings and its Subsidiaries.
4.    Based on and subject to the foregoing, I hereby certify on behalf of Holdings that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Holdings and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Holdings and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

THERMON HOLDINGS CORP.
By:	/s/	Jay Peterson
Name: Jay Peterson
Title: Chief Financial Officer